FOR IMMEDIATE RELEASE

FuelCell Energy Appoints Christopher S. Sotos to its Board of Directors

DANBURY, CT – September 29, 2014 -- FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in the design, manufacture, operation and service of ultra‐clean, efficient and reliable fuel cell power plants, today announced that Christopher S. Sotos, Senior Vice President of Strategy and Mergers and Acquisitions at NRG Energy, Inc. (NYSE: NRG), has been appointed to the Company’s Board of Directors, bringing with him extensive power generation experience and over two decades’ worth of corporate financial management and business strategy expertise. Mr. Sotos was designated to the Board of Directors by NRG pursuant to the director designation rights granted to NRG in connection with its acquisition of shares of the Company in July 2014. This addition to the FuelCell Energy Board of Directors increases the total number of members to eight.

At NRG, Mr. Sotos is responsible for the development, execution and implementation of NRG’s business strategy across all platforms, leading the company’s efforts in acquisitions across all generation types, retail and wholesale business models, as well as smaller venture capital investments and strategic relationships. Mr. Sotos is also a Board member of NRG Yield (NYSE: NYLD), a dividend growth oriented company that owns a diversified portfolio of power generation assets.

“We are pleased to welcome Chris to our Board of Directors,” said Chip Bottone, Chief Executive Officer, FuelCell Energy, Inc. “His power generation industry experience and expertise in business strategy and financial management make him a valuable addition to the FuelCell Energy Board and the Company it serves.”

“I am excited to be working with the FuelCell team,” said Mr. Sotos. “FuelCell Energy provides one of the few clean distributed energy baseload solutions for customers. I look forward to actively contributing to the growth of FuelCell Energy and providing insight into fuel cell applications in the power markets.”

NRG Energy owns approximately six percent of the outstanding common stock of FuelCell Energy and extends a $40 million construction and term facility to the Company for project construction and finance.

About FuelCell Energy
Direct FuelCell® power plants are generating ultra-clean, efficient and reliable power at more than 50 locations worldwide.  With more than 300 megawatts of power generation capacity installed or in backlog, FuelCell Energy is a global leader in providing ultra-clean baseload distributed generation to utilities, industrial operations, universities, municipal water treatment facilities, government installations and other customers around the world.  The Company’s power plants have generated more than 2.7 billion kilowatt hours of ultra-clean power using a variety of fuels including renewable biogas from wastewater treatment and food processing, as well as clean natural gas.  For more information, please visit www.fuelcellenergy.com
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Direct FuelCell, DFC, DFC/T, DFC-H2 and FuelCell Energy, Inc. are all registered trademarks of FuelCell Energy, Inc. DFC-ERG is a registered trademark jointly owned by Enbridge, Inc. and FuelCell Energy, Inc.

Contact:	FuelCell Energy, Inc. Kurt Goddard, Vice President Investor Relations 203-830-7494 ir@fce.com
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